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                                                                    EXHIBIT 99.2



   PRO FORMA BALANCE SHEET AS OF DECEMBER 31, 1998, WITH PROFORMA ADJUSTMENTS
                  FOR SIGNIFICANT TRANSACTIONS OCCURING ON OR
                             BEFORE THE FILING DATE

                                    IMP, Inc.
                             CONDENSED BALANCE SHEET
                                 (In thousands)
                                   (unaudited)

ASSETS
                                                     Feb 10, 1999              March 29, 1998
                                                  -------------------     ----------------------
Current assets:
  Cash and cash equivalents                           $  3,609                  $ 11,819
  Accounts receivable - net                              7,544                     5,357
  Inventories                                            5,519                     3,064
  Deposits and other current assets                      1,189                       950
                                                      ---------                 ---------
      Total current assets                              17,861                    21,190
Leasehold improvements and equipment                    91,043                    88,931
  Accumulated depreciation                             (82,352)                  (78,547)
                                                      ---------                 ---------
  Net leasehold improvements and equipment               8,691                    10,384
Other long term assets                                     319                       375
                                                      ---------                 ---------
                                                      $ 26,871                  $ 31,949
                                                      =========                 =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of notes payable                   $   4,203                 $   3,348
  Trade accounts payable                                 7,037                     6,018
  Accrued payroll and related expenses                   1,056                     1,954
  Other accrued liabilities                                616                       276
  Current portion of capital lease obligations           2,500                     3,582
                                                      ---------                 ---------
      Total current liabilities                         15,412                    15,178
Long-term portion of notes payable
    and capital lease obligations                        5,360                     6,173
Stockholders' equity:
  Common stock                                              35                        30
  Additional paid-in capital                            72,671                    70,370
  Accumulated deficit                                  (62,710)                  (55,905)
  Treasury stock at cost                                (3,897)                   (3,897)
                                                      ---------                 ---------
      Total stockholders' equity                         6,099                    10,598
                                                      ---------                 ---------
                                                      $ 26,871                  $ 31,949
                                                      =========                 =========
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 See notes to unaudited condensed financial statements contained in 10Q filing dated February 10, 1999.